As filed with the Securities and Exchange Commission on August 11, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 10 2005

Tri-Valley Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-31852	87-0505222
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5555 Business Park South, Suite 200
Bakersfield, California 93309
(Address of principal executive office)

Issuer's telephone number: 661-864-0500

Section 5 - Corporate Governance and Management

Item 5.02 Election of Directors

Effective August 10, 2005, the directors of Tri-Valley corporation appointed Henry Lowenstein, Ph.D., to fill a newly created vacancy on the board of directors. The vacancy was created by resolution of the board of directors expanding the number of directors from six to seven, as authorized by our bylaws. The board, including all of our independent directors, also nominated Dr. Lowenstein for election at our annual meeting of shareholders to a full, one year term as director. Prior to his appointment, Dr. Lowenstein was not affiliated with Tri-Valley in any capacity. Our board has determined that he is an independent director.

Dr. Lowenstein, age 52, has served as Dean of the School of Business and Public Administration at California State University, Bakersfield since July of 2000. He was previously Chairperson, Division of Business and Economics at West Virginia University from 1994 to 2000, as well as Associate Professor of Business and Economics from 1994 to 1997. He received the Governor’s Citation for Service to the State of West Virginia in May of 2000. He holds a degree in Business Administration from the Virginia Commonwealth University, an MBA in Transportation at the George Washington University, and a Ph.D. in Labor and Industrial relations from the University of Illinois.

Our management expects to recommend to the board that Dr. Lowenstein be appointed to serve on the board’s compensation committee.

There are no arrangements or understandings between Dr. Lowenstein and any other person regarding his appointment to or service on our board of directors. During 2005 and 2004, our president and CEO, Lynn Blystone, together with Mr. Blystone’s wife, personally made charitable donations of 2,000 shares of Tri-Valley common stock to the California State University, Bakersfield Foundation to support the programs and needs of the CSUB School of Business and Public Administration of which Dr. Lowenstein is dean, but Dr. Lowenstein received no personal benefit from these donations and had no understandings or agreements with the Blystones or Tri-Valley about them.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2005	TRI-VALLEY CORPORATION
F. Lynn Blystone, President and Chief Executive Officer